SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No._2_)*

                           EPICOR SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29426L108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 23, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages

                       Exhibit Index Contained on Page 15

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  29426L108                                             13D        Page 2 of  17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                        -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 3 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 4 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4                CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 5 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 6 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 7 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 29426L108                                              13D        Page 8 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                     PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM1 (a).        NAME OF ISSUER:

                  Epicor Software Corporation

ITEM1 (b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  195 Technology Drive
                  Irvine , CA  92618-2402

ITEM2 (a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and Integral NBT, this statement relates only to ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, and Side Fund, and none of ICM3, ICM4, or Integral NBT directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and Integral NBT, respectively such that no single general partner of ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  29426L108

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      [ ]      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      [ ]      Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      [ ]      Investment  company registered under Section 8 of the
                           Investment Company Act.

         (e)      [ ]      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [ ]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ]      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;


         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management III, L.P. ("ICM3")

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         B.       Integral Capital Management IV, LLC ("ICM4")

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         C.       Integral Capital Partners NBT, LLC ("Integral NBT")

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         D.       Integral Capital Partners III, L.P.

                  (a)      Aggregate number of Shares owned: -0-
                  (b)      Percentage: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         E.       Integral Capital Partners International III, L.P.

                  (a)      Aggregate number of Shares owned: -0-
                  (b)      Percentage: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         F.       Integral Capital Partners IV, L.P.

                  (a)      Aggregate number of Shares owned: -0-
                  (b)      Percentage: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         G.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Aggregate number of Shares owned: -0-
                  (b)      Percentage: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

ITEM5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 2000

                                        INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                               Pamela K. Hagenah
                                               a General Partner

                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager


                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager


                              INTEGRAL CAPITAL PARTNERS III, L.P.

                              By Integral Capital Management III, L.P
                              its General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                              By Integral Capital Management III, L.P., its Investment General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, L.P.

                              By Integral Capital Management IV, LLC,
                              its General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager

                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC,
                              its General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager

                                  EXHIBIT INDEX

                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                             16

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated January 21, 2000 containing the information required by Schedule 13G, for the shares of capital stock of Epicor Software Corporation held by Integral Capital Partners III,
L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  January 21, 2000

                              INTEGRAL CAPITAL MANAGEMENT III, L.P.

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                              INTEGRAL CAPITAL MANAGEMENT IV, LLC

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager


                              INTEGRAL CAPITAL PARTNERS NBT, LLC

                              By /s/ Pamela K. Hagenah

                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager


                              INTEGRAL CAPITAL PARTNERS III, L.P.

                              By Integral Capital Management III, L.P., its General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


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                                                                   Page 17 of 17

                              INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                              By Integral Capital Management III, L.P., its Investment General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                              INTEGRAL CAPITAL PARTNERS IV, LLC

                              By Integral Capital Management IV, LLC,
                              its General Partner

                              By /s/ Pamela K. Hagenah

                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager

                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC,
                              its General Partner

                              By /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                   Pamela K. Hagenah
                                   a Manager